Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Friday, April 1, 2016

HYSTER-YALE COMPLETES INDIRECT ACQUISITION
OF MAJORITY INTEREST IN BOLZONI S.p.A.

Cleveland, Ohio, April 1, 2016 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) announced today that its indirect wholly-owned subsidiary, Hyster-Yale Capital Holding Italy S.r.l. (“HY Italy”), has acquired 100% of the outstanding shares of Penta Holding S.p.A. from its shareholders and therefore, indirectly, an approximately 50.43 percent stake in Bolzoni S.p.A. (BIT: BLZ). Today’s acquisition is the result of the closing of the transactions contemplated by the definitive agreement between Hyster-Yale and the Penta shareholders that was announced on February 15, 2016.

As previously announced, HY Italy will, in compliance with Italian law and CONSOB regulations, commence the steps to launch a mandatory tender offer in Italy for all of the remaining outstanding shares of Bolzoni S.p.A., with the intention to achieve the delisting of Bolzoni S.p.A. following completion of the mandatory tender offer and the processes related thereto.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Nuvera Fuel Cells, LLC, a subsidiary of Hyster-Yale Group, Inc., is an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems.  For more information about Hyster-Yale and its brands, visit their website at www.hyster-yale.com.

About Penta Holding S.p.A. and Bolzoni S.p.A.
Penta Holding S.p.A. is an Italian holding company which owns a majority stake of approximately 50.4% in Bolzoni S.p.A., an Italian company whose shares are listed and traded on the STAR segment of the Italian stock exchange (“Mercato Telematico Azionario”) operated and managed by Borsa Italiana S.p.A. Bolzoni S.p.A. is a leading worldwide producer of attachments for forklift trucks. Through the design, production and distribution of a wide range of attachments, Bolzoni S.p.A. has an important presence in the market niche of lift-truck attachments and industrial material handling. For more information about Bolzoni S.p.A., please visit their website at www.bolzonigroup.com.

Forward-looking Statements Disclaimer
This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements may include, but are not limited to, statements as to the mandatory tender offer in Italy, and any other statements about Hyster-Yale’s or Bolzoni S.p.A.’s managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including any statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered forward-looking statements. Readers are cautioned that all forward-looking statements are based on current expectations and involve risks and uncertainties and a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to (1) the possibility that competing offers may be made, (2) conditions affecting the industries in which Hyster-Yale or Bolzoni S.p.A. operate may change, (3) Hyster-Yale may not be able to successfully integrate Bolzoni S.p.A.’s operations and employees, (4) other factors that may affect Bolzoni S.p.A. and are described under the heading “Principal Risks and Uncertainties” in Bolzoni S.p.A.'s Annual Report for the year ended December 31, 2014 and its Quarterly Reports, (5) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (6) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (7) the political and economic uncertainties in Eastern Europe and Brazil, (8) customer acceptance of pricing, (9) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (10) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which Hyster-Yale operates and/or sells products, (11) delays in manufacturing and delivery schedules, (12) bankruptcy of or loss of major dealers, retail customers or suppliers, (13) customer acceptance of, changes in the costs of, or delays in the development of new products, (14) introduction of new products by, or more favorable product pricing offered by, competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (17) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (18) the successful commercialization of Nuvera's technology and (19) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable. The forward-looking statements contained in this release speak only as of the date on which they are made and, except as required by law, neither Hyster-Yale nor Bolzoni S.p.A. express any intention or undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release and as a result, no undue reliance should be placed on these forward-looking statements.

Disclaimer
This press release shall not be published in, distributed or sent to any jurisdiction or territory in which its publication or the offers referred to herein might be illegal or would require any registration or filing of additional documentation, and the persons that receive this press release will not be allowed to publish it in, distribute or send it to such jurisdictions or territories.

The mandatory tender offer in Italy will not be made, directly or indirectly, in the United States of America, or by use of the mails, or any means or instrumentality (including, without limitation, facsimile transmission, telephone and internet) of interstate or foreign commerce of, or any facilities of any national securities exchange of, the United States.

This press release does not constitute an extension into the United States of any offer mentioned in this press release, nor does this press release constitute nor form part of an offer to buy securities or the solicitation of an offer to sell securities in the United States or any other jurisdiction in which, or to any persons to whom, such offer or solicitation would be unlawful.